Exhibit 23

S.R. SNODGRASS

Certified Public Accountants and Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Annual Report on Form 10-K of our report dated March 27, 2013 on the consolidated balance sheets of First West Virginia Bancorp, Inc. as of December 31, 2012 and 2011 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2012. Said report appears in this Form 10-K under Part II, Item 8.

/s/ S. R. Snodgrass

Wheeling, West Virginia

March 27, 2013

S.R. Snodgrass, A.C.

980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030 Facsimile: 304-233-3062